Exhibit 10.2

                            Stock Exchange Agreement

This Agreement ("Agreement") made this first day of December 1999 by and between
Capco  Energy  Inc.,   ("Capco")  and  Danyal  Chaudhary   Foundation   ("DCF"),
collectively referred to as Parties.

Whereas DCF owns six (6) million shares Capco Resource Corporation, a Delaware Corporation, ("CRC") common stock ("CRC Stock").

Whereas Capco is interested to acquire CRC Stock from DCF and DCF is interested to exchange its CRC Stock for Capco common stock ("Capco Stock").

Whereas the Parties have performed their own necessary due diligence regarding this transaction and the two stocks which are the subject of this transaction.

Now, Therefore, in consideration of the above recitals, which are a part of this Agreement, and of the mutual agreements, provisions and covenants herein contained, the parties hereby agree as follows:

1. DCF shall receive seven (7) shares of Capco Stock of each eight (8) shares of CRC Stock resulting in five million, two hundred-fifty thousand (5,250,000) shares of Capco Stock.

2. On or before December 31, 1999, Capco management shall have the proper authority and permissions, as required and necessary, from its shareholders and/or board of directors, to enter into this transaction.

3. On or before December 31, 1999, DCF management shall have the proper authority and permissions, as required and necessary, from its shareholders and/or board of directors, to enter into this transaction.

4. On or before December 31, 1999 DCF will deliver to Capco its stock certificate(s) representing six million shares of CRC stock.

5. On or before December 31, 1999, Capco shall issue instructions to its transfer agent for issuance of five million, two hundred-fifty thousand (5,250,000) shares of Capco stock to DCF or its assignee(s) to be delivered no later than January 31, 1999.

6. On or before April 30, 2000 or as soon as reasonably possible, Capco shall cause the Capco Stock to be fully and properly registered with the Securities and Exchange Commission and the stock shall be free of any and all restrictions.

7. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but it can be changed by any agreement in writing signed by the parties.

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8. Time is of the essence regarding this Agreement.

9. This Agreement is the entire Agreement between parties herein. Any changes to this Agreement shall be in a written form and accepted by parties hereto.

10.  The law of the state of California shall govern this Agreement.

11. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to b e given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

        To DCF:                                   To Capco:

          10441 Villa Del Cerro                   2922 Chapman Avenue, # 202
          Santa Ana, CA 92705                     Orange, California 93869
          Attn:  Faisal Chaudhary                 Attn:  Imran Jattala

12. This Agreement shall inure to the benefit of the parties hereto and their heir, executors, personal representatives, successors and assigns.

13. Both parties agree that this document shall be binding upon parties hereto if executed in a Facsimile Form, and that a fully executed original shall be made available within 2 days of signing this Agreement.


         AGREED TO AND ACCEPTED as of the date first above written.


Capco Energy, Inc.                                Danyal Chaudhary Foundation


/s/ Imran Jattala                                 /s/ Faisal Chaudhary
---------------------------------------           ---------------------------
By: Imran Jattala                                    By: Faisal Chaudhary
Executive Vice President                                    Trustee